Exhibit 10.49

EXECUTION VERSION

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

HOLOGEN NEURO AI LIMITED FRAMEWORK AGREEMENT Dated as of March 9, 2025

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HOLOGEN NEURO AI LIMITED

FRAMEWORK AGREEMENT

This Framework Agreement (as may be amended from time to time, this “Agreement”), dated as of March 9, 2025 (the “Effective Date”), is made as a DEED by and among:

(1)

Hologen Limited, a non-cellular company limited by shares incorporated in Guernsey with company number 74905 whose registered office is at c/o Elysium Fund Management, 1st Floor, Royal Chambers, St. Julian’s Avenue, St. Peter Port, GY1 3JX, Guernsey (“Hologen”);

(2)

Hologen Neuro AI Limited, a non-cellular company limited by shares incorporated in Guernsey with company number 74942 whose registered office is at c/o Elysium Fund Management, 1st Floor, Royal Chambers, St Julian’s Avenue, St Peter Port, GY1 3JX, Guernsey (the “Company”);

(3)	MeiraGTx Neuro UK Limited, a private company limited by shares incorporated in England with company number 16108121 and having a place of business at 92 Britannia Walk, London N1 7NQ UK (“MeiraGTx”);
(4)

MeiraGTx Holdings plc, a Cayman Islands exempted company having a place of business at 450 East 29th Street, 14th Floor, New York, NY 10016, USA (“MeiraGTx Holdings,” and together with Hologen, the Company and MeiraGTx, the “Parties,” and each a “Party”);

and each other Person who at any time after the Effective Date becomes a Party to this Agreement in accordance with the terms of this Agreement and the Act.

RECITALS

WHEREAS, the Parties hereto wish to cooperate and leverage their respective experiences, knowledge and expertise in order to explore and expand the business opportunities of the Parties and their respective Affiliates under the terms set out in this Agreement;

WHEREAS, the Company has been incorporated in Guernsey, as a non-cellular company limited by shares on December 30, 2024;

WHEREAS, at Completion, the Company shall enter into that certain Subscription Agreement with MeiraGTx and Hologen (the “Subscription Agreement”), pursuant to which  (i) the Company shall issue to MeiraGTx, and MeiraGTx shall subscribe for, Class A Shares representing thirty percent (30%) of the entire issued share capital of the Company in exchange for the collaboration services MeiraGTx will provide under the Collaboration Agreement (as defined below) (the “MeiraGTx Subscription”) and (ii) the Company shall issue to Hologen, and Hologen shall subscribe for, Class B Shares representing seventy percent (70%) of the entire issued share capital of the Company (the “Hologen Subscription”); and

WHEREAS, the Company and the Members desire to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the distribution policy, the respective rights and obligations of the Members to each other and to the Company and certain other matters as described herein.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Parties hereby agree as follows:

AGREEMENT

1.DEFINITIONS.

For purposes of this Agreement (a) certain capitalized terms have specifically defined meanings set forth below, (b) references to “Exhibits,” “Recitals” and “Sections” are to Exhibits, Recitals and Sections of this Agreement, unless explicitly indicated otherwise, (c) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time and (d) the word “including” shall be construed as “including without limitation.”

“Act” means the Companies (Guernsey) Law 2008, as amended.

“Additional Consideration” is defined in Section 9.2(d).

“Affiliate” means, with respect to a specific Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person; and “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means, with respect to an entity, having the power to direct the affairs of the entity by reason of (a) having the power to elect or appoint, through ownership membership or otherwise, either directly or indirectly, more than fifty percent (50%) of the board of directors or other governing body of the entity, (b) owning or controlling the right to vote more than fifty percent (50%) of the voting right attaching to the shares or other voting interests of the entity or (c) having the right to direct the general management of the affairs or policies of the entity by contract or otherwise.

“Agreement” is defined in the Preamble.

“Anti-Bribery Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), without limitation, laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity, or any other person to obtain a (business) advantage; such as, without limitation, the United Nations Convention Against Corruption approved by decree dated as of 12 June 2008, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the Bribery Act 2010, as amended from time to time, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means laws, regulations or orders relating to financial recordkeeping and reporting requirements, including those of the (i) European Union Money Laundering Directives and member states’ implementing legislation, (ii) the UK Proceeds of Crime Act 2002, (iii) the U.S. Bank Secrecy Act, USA Patriot Act and other US legislation relating to money laundering, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, and (iv) any other laws, regulations and orders relating to money laundering or the proceeds of criminal activity and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity.

“Articles” means the articles of incorporation of the Company as amended from time to time. For the sake of clarity, the Articles as in effect on the Effective Date shall be amended and restated at Completion to provide for the specific terms and conditions set forth in this Agreement and may be referred to herein as the “New Articles”.

“Assignee” means any Person who acquires in any manner whatsoever from a Member any Shares or other Equity Interest in the Company.

“Board of Directors” is defined in Section 11.1(a).

“Budget” is defined in Section 13.5(d).

“Business” means the research, development or commercialization of Licensed Products and the Licensed Device (as such terms are defined in the Collaboration Agreement) in accordance with the terms and conditions of the Collaboration Agreement, or any other business that the Board of Directors may approve from time to time.

“Change of Control” means any of the following: (a) any acquisition of the Company by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger, consolidation or equity financing) as a result of which a Person or group of related Persons that does not hold greater than fifty percent (50%) of the voting securities of the Company outstanding immediately prior to such transaction or series of transactions, acquires greater than fifty percent (50%) of the total voting power represented by the voting securities of the Company or the surviving entity (or, if the surviving entity is owned by a parent corporation, the surviving entity’s parent corporation) outstanding immediately after such transaction or series of transactions, but excluding for these purposes: (i) a consolidation or merger with a wholly owned Subsidiary and (ii) a consolidation or merger effected exclusively to change the domicile of the Company; (b) a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company; or (c) the exclusive license (without any material field or geography limitation) of all or substantially all of the assets of the Company.

“Class A Shares” means the class A ordinary preference shares of US$0.01 par value each in the capital of the Company with such rights as are set out in the New Articles.

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“Class B Shares” means the class B ordinary preference shares of US$0.01 par value each in the capital of the Company with such rights as are set out in the New Articles.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” means the Collaboration and License Agreement in substantially the form provided in Schedule 6.2 Annex A, by and among MeiraGTx Licensor, MeiraGTx, MeiraGTx Holdings, Hologen, Hologen Neuro UK Limited and the Company, to be dated as of the Completion Date, as amended or restated in accordance with its terms.

“Company” is defined in the Recitals.

“Company Notice” means written notice from the Company notifying the selling Member that the Company intends to exercise its Right of First Refusal as to some or all the Transfer Shares with respect to any Proposed Transfer.

“Company Undersubscription Notice” is defined in Section 16.1(d).

“Competing Product” means [***].

“Competitor” means any Person that is engaged, directly or indirectly, in whole or in part, in the Business anywhere in the world.

“Completion” means completion of the MeiraGTx Subscription and the Hologen Subscription pursuant to the Subscription Agreement.

“Completion Conditions” is defined in Section 4.1(c).

“Completion Date” means the date of Completion.

“Confidential Information” is defined in Section 13.4(a).

“Convertible Shares” means evidences of indebtedness, Shares or other securities or obligations that are, directly or indirectly, convertible into or exercisable or exchangeable for, with or without payment of additional consideration, Equity Interests. Equity Interests issuable upon conversion of Convertible Shares shall be deemed outstanding and issued or sold at the time of such issue or sale.

“Deemed Liquidation Event” means a Change of Control or a liquidation pursuant to Section 17.3.

“Director(s)” is defined in Section 11.1(a).

“Director Supermajority” is defined in Section 11.1(b).

“Distributable Profits” is defined in Section 9.2(a)(i).

“Distribution” means cash distributed by the Company to a Member in respect of the Member’s Shares whether by liquidating distribution, non-liquidating distribution or otherwise; provided, that a Distribution does not include any redemption or repurchase by the Company of any Shares or any recapitalization or exchange or distribution of Shares, any subdivision (by Share split or otherwise) or any combination (by reverse Share split or otherwise) of any outstanding Shares.

“Effective Date” is defined in the Preamble.

“Encumbrance” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other agreement or arrangement which has the same or a similar effect to the granting of security.

“Equity Interest” means (i) any equity interest, share, depositary receipt or other certificate representing any share, membership or other percentage interest or other equivalent (however designated) of an equity interest in any Person, and (ii) any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contractual obligations (including Convertible Shares) that would entitle the holder thereof to any share in the equity, profit, earnings, gains, losses, revenues or cash flows of such Person or any stock appreciation, phantom stock, profit participation or similar rights and other contractual obligations similar to such Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and applicable rules and regulations thereunder.

“Exercising Member” is defined in Section 16.1(d).

“Exercising Member Notice” means written notice from a Major Member notifying the Company and the selling Member that such Major Member intends to exercise its Secondary Refusal Right as to a portion of the Transfer Shares with respect to any Proposed Transfer.

“Exercising Member Notice Period” is defined in Section 16.1(d).

“Expenses” is defined in Section 18.1.

“FDI Authority” means the Investment Screening Unit of the UK Cabinet Office.

“Fiscal Year” means the fiscal year of the Company, which shall be the calendar year, or such other fiscal year as determined by the Board of Directors consistent with applicable law.

“Foreign Investment Clearances” means the Secretary of State notifying the Parties pursuant to Section 17(8) of the NSIA Act that no further action will be taken in relation to the matters described by this Agreement; or in the event that a call-in notice is given in relation to the matters described in this Agreement, the Secretary of State either giving a final notification that no further action will be taken in relation to the matters described under this Agreement under the NSIA Act or making a final order permitting the MeiraGTx Subscription and Hologen Subscription to proceed subject only to such remedies and requirements as are acceptable to the Parties, and such order not being revoked or varied before Completion.

“Foreign Investment Clearances Condition” is defined in Section 4.1(a).

“Fully Exercising Member” is defined in Section 16.4(b).

“GAAP” is defined in Section 13.2(b).

“Governmental Entity” means any government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Hologen” is defined in the Preamble.

“Hologen AI License” means that certain license agreement in a form mutually agreeable to the Parties to be entered into between Hologen and the Company, pursuant to which Hologen shall license its proprietary AI technology to the Company.

“Hologen Director” is defined in Section 11.1(a).

“Hologen Financing Provider” means any person (including any individual, bank or credit institution) that lends money or provides credit to Hologen, any of the Hologen Investors, or their respective Affiliates for the purpose of allowing Hologen to satisfy its obligations to the Company pursuant to the Subscription Agreement.

“Hologen Investors” means those entities, together with the individuals and ultimate beneficial owners of each of them, each as disclosed in writing to MeiraGTx by Hologen not less than three (3) business days prior to Completion.

“Hologen Subscription” is defined in the Recitals.

“Indemnified Persons” is defined in Section 18.1.

“Initial Consideration” is defined in Section 9.2(d).

“Initial Public Offering” means the admission to, and to trading on, any recognized international stock exchange of any of the shares or securities representing shares of the Company.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, that are recognized in any jurisdiction of the world, including such rights in patents, utility models, trademarks and tradenames, copyrights, trade secrets, and domain names (and any registrations of or applications to register any of the foregoing).

“Issued Shares” means the Class A Shares and the Class B Shares.

“Key Management Personnel” means each Person holding any of the following titles: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President, Vice President, Secretary, Treasurer or Controller.

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“Liabilities” means all liabilities of the Company, which, in accordance with generally accepted accounting principles, should be carried as liabilities on the balance sheet of the Company.

“Listed Transaction” is defined in Section 14.3.

“Longstop Date” means the date which is the [***] anniversary of the Effective Date.

“Major Member” means each of Hologen and MeiraGTx and any other future member holding more than or equal to [***] of the share capital of the Company.

“Major Members Election” is defined in Section 16.5(a).

“MeiraGTx” is defined in the Preamble.

“MeiraGTx Director” is defined in Section 11.1(a).

“MeiraGTx Entities” is defined in Section 19.

“MeiraGTx Holdings” is defined in the Preamble.

“MeiraGTx Licensor” means MeiraGTx Neuro I, LLC, a Delaware limited liability company and having a place of business at 450 East 29th Street, 14th Floor, New York, NY 10016, USA.

“MeiraGTx Subscription” is defined in the Recitals.

“Member” means each Person who holds Shares in the Company and has executed this Agreement, and/or any other Person admitted to the Company as a Member, from time to time, in accordance with this Agreement.

“Member Financial Disclosure” is defined in Section 13.2(b).

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“New Shares” means any shares (or securities exercisable for or convertible into shares) of any kind or class issued by the Company after the date hereof.

“NSIA Act” means the National Security and Investment Act 2021.

“Offer Notice” is defined in Section 16.4(a).

“Participating Member” is defined in Section 16.2(a).

“Parties” is defined in the Preamble.

“Party” is defined in the Preamble.

“Permitted Transferee” is defined in Section 15.2.

“Person” means any individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, Governmental Entity, or other legal entity.

“Prohibited Transfer” is defined in Section 16.3(c).

“Proposed Sale” is defined in Section 16.5(c).

“Proposed Transfer” means any Transfer of any Transfer Shares (or any interest therein) proposed by any of the Members.

“Proposed Transferee” means the prospective purchaser or transferee of Transfer Shares.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Period” is defined in Section 21.1(a).

“Retained Amounts” is defined in Section 9.2(a)(ii).

“Right of Co-Sale” means the right, but not an obligation, of a Major Member to participate in a Proposed Transfer on the terms and conditions specified in the Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Shares with respect to a Proposed Transfer pursuant to Section 16.1, on the terms and conditions specified in the Transfer Notice.

“Sale of the Company” is defined in Section 16.5(a).

“Sanctioned Person” means a person (i) that is designated or listed under any Sanctions List by any Sanctions Authority, (ii) in which any persons so designated or listed (individual or collectively) have an interest or control with the consequence that such person’s property is blocked pursuant to any Sanctions, or (iii) acting on behalf of any of the foregoing.

“Sanctions” means any laws, regulations or trade embargoes relating to blocking (asset freeze) sanctions that envisage blocking of the assets administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the government of Guernsey, (vi) the government of the Cayman Islands, (vii) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Department of Commerce, and His Majesty’s Treasury and the UK Office of Financial Sanctions Implementation (OFSI); and (viii) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over any Party.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury (but only the sub-list for “Asset Freeze Targets” and not the sub-list for “Investment Ban Targets”) or any similar list maintained by, or public announcement of sanctions designations made by a Sanctions Authority, each as amended, supplemented or substituted from time to time, provided that, in each case, any such list relates to the so called freezing or blocking sanctions and does not include sanctions known as “sectoral sanctions” that do not envisage blocking of the assets.

“Secondary Notice” means written notice from the Company notifying the Major Members and the selling Member that the Company does not intend to exercise its Right of First Refusal as to all Transfer Shares with respect to any Proposed Transfer.

“Secondary Refusal Right” means the right, but not an obligation, of each Major Member to purchase up to its pro rata portion of any Transfer Shares not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Transfer Notice.

“Securities Act” means the U.S. Securities Act of 1933, as amended and applicable rules and regulations thereunder.

“Share Sale” is defined in Section 16.5(a).

“Shares” means the Issued Shares and any further shares in the capital of the Company issued by the Company from time to time during the term of this Agreement.

“Subscription Agreement” is defined in the Recitals.

“Subsidiary” has the meaning given in section 531 of the Act but excluding the provisions of sections 531(6) and (7) of the Act so that overseas companies are included. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Subsidiary Change of Control” means any of the following: (a) any acquisition of a Subsidiary by means of any transaction or series of related transactions to which such Subsidiary is party (including, without limitation, any share acquisition, reorganization, merger, consolidation or equity financing) as a result of which a Person or group of related Persons that does not hold greater than fifty percent (50%) of the voting securities of such Subsidiary outstanding immediately prior to such transaction or series of transactions, acquires greater than fifty percent (50%) of the total voting power represented by the voting securities of such Subsidiary or the surviving entity (or, if the surviving entity is owned by a parent corporation, the surviving entity’s parent corporation) outstanding immediately after such transaction or series of transactions, but excluding for these purposes: (i) a consolidation or merger with a wholly owned Subsidiary of such Subsidiary and (ii) a consolidation or merger effected exclusively to change the domicile of such Subsidiary; (b) a sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary; or (c) the exclusive license (without any material field or geography limitation) of all or substantially all of the assets of such Subsidiary.

“Transaction Agreements” means the Subscription Agreement and this Agreement.

“Transfer” means any sale, assignment, offer to sell, pledge, mortgage, hypothecation, Encumbrance, abandonment, disposition or other transfer.

“Transfer Notice” means written notice that a Member gives of a Proposed Transfer.

“Transfer Shares” means all Shares and equivalent securities.

2.INCORPORATION MATTERS.

2.1Incorporation. At Completion, the Company shall (or shall procure) the filing of the New Articles, which shall be in form mutually acceptable to both Hologen and MeiraGTx. At Completion, the Company shall have issued share capital comprised of Class A Shares, representing 30% of the entire issued share capital and Class B Shares, representing 70% of the entire issued share capital. The rights and liabilities of the Members shall be determined pursuant to the Act, this Agreement and the New Articles. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act and the New Articles, control.

2.2Name. The business of the Company may be conducted under its registered name or, upon compliance with applicable laws (including the passing of any requisite shareholder resolutions), any other name that the Board of Directors deems appropriate. The Board of Directors shall make, or shall cause to be made, any trading name registrations and similar filings, and any amendments thereto, that the Board of Directors deems appropriate.

2.3Registered Office. The Company shall maintain a registered office required pursuant to the Act. The Company may, upon compliance with the applicable provisions of the Act, change its registered office from time to time in the discretion of the Board of Directors.

2.4Term. Subject to the provisions of the Act, the term of the Company shall continue indefinitely unless sooner terminated as provided herein.

2.5Purpose and Powers. The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto, including without limitation activities related to the Business. To the extent consistent with the Act and other applicable laws, the Company shall possess and may exercise such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of, the business purposes or activities of the Company.

2.6Limited Liability. Except as otherwise required by the Act, and save for in respect of the amount, if any, for the time being unpaid on the Shares held by such Member, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a

Member. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

2.7Principal Office. The principal executive office of the Company shall be located at such place as the Board of Directors shall establish from time to time. The Board of Directors may establish and maintain such additional offices and places of business of the Company, as it deems appropriate.

3.RELATIONSHIP BETWEEN THIS AGREEMENT AND THE ARTICLES.

3.1No Amendment of the Articles. Each of the Parties agrees that nothing contained in this Agreement shall be deemed to constitute an amendment to the Articles.

3.2Conflict. If, during the continuance of this Agreement, there is any conflict between the provisions of this Agreement and of the Articles, then as between the Members, during such period, the provisions of this Agreement shall prevail.

3.3Compliance with the Articles. Subject to Section 3.2, each of the Parties agrees that at all times while this Agreement is in force and effect it shall fully and punctually perform and comply with all rights and obligations on its part under the Articles.

4.CONDITIONS TO COMPLETION.

4.1Completion Conditions. Completion is conditional on the following conditions being satisfied:

(a)all Foreign Investment Clearances shall have been obtained (the “Foreign Investment Clearances Condition”);

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(c)no law, injunction, order, or decree of any Governmental Entity or court is in effect which temporarily or permanently prohibits or enjoins the consummation of Completion in whole or a material portion thereof, and no Sanctions applying to any Party, nor any of the Hologen Investors or the Hologen Financing Providers, which have the effect of making unlawful, prohibiting, or otherwise restricting Completion or the performance by any Party of its obligations under this Agreement (including, for the avoidance of doubt, circumstances where a transfer of shares in the Company is prohibited or otherwise restricted) (each of Section 4.1(a), Section 4.1(b), and Section 4.1(c) a “Completion Condition” and together the “Completion Conditions”). None of the Completion Conditions may be waived by any Party.

4.2Efforts to Satisfy the Foreign Investment Clearances Condition. The Parties shall be jointly responsible for contacting and corresponding with any relevant FDI Authority, including the preparation and submission of any necessary filings and notifications as soon as practicable following the date of this Agreement and the Parties agreeing which Foreign Investment Clearances are necessary to consummate the matters described under this Agreement. Each Party shall use all reasonable endeavours to cooperate and procure that the Foreign Investment

Clearances Condition is satisfied as soon as practicable and in any event on or before the Longstop Date and in respect of the foregoing shall:

(a)provide to the others such information and assistance as the others may reasonably request as soon as is reasonably practicable;

(b)as promptly as is reasonably practicable and in any event in accordance with any relevant time limit provide to an FDI Authority such information as it may require, including attending any meetings or calls with an FDI Authority as may be necessary;

(c)to the extent reasonably practicable, before sending any material communication to an FDI Authority provide a draft copy of such communication to the other Parties and allow reasonable time for comments to be provided thereon;

(d)promptly inform the other Parties of any material communication from or with an FDI Authority;

(e)provide to the other Parties copies of all material written communications received by it from, or sent by it to, an FDI Authority, and details of material non-written communications with an FDI Authority;

(f)to the extent reasonably practicable, each Party shall give the other Party reasonable notice of and the opportunity to participate in all meetings and material telephone calls with an FDI Authority unless prevented by the relevant FDI Authority from doing so; and

(g)if at any time any Party becomes aware of a fact or circumstance that is reasonably likely to prevent a Completion Condition being satisfied, it shall immediately inform the other Parties.

4.3No Obligation to Disclose Sensitive Information. Nothing in Section 4.2 shall require a Party to share information, documents or communications with the other Parties if prohibited by an FDI Authority or any Governmental Entity from doing so. Nothing in Section 4.2 shall require a Party to disclose to or receive from the other Parties any competitively sensitive information or business secrets. In order to comply with their obligations within Section 4.2 the Parties will therefore make arrangements for the provision of copies of relevant information, documents and communications to the other Parties’ external advisors on an external advisor only basis together with redacted versions excluding any such competitively sensitive information or business secrets to the other Party.

4.4Non-Satisfaction of Conditions If one or more of the Completion Conditions remains unsatisfied at the Longstop Date, this Agreement will immediately cease to have any further force and effect except for:

(a)any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination (including Section 1 (Definitions), this Section 4.4 (Non-Satisfaction of Completion Conditions), Section 13.4 (Non-Disclosure) and Section 23 (General)), each of which shall remain in full force and effect; and

(b)any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

4.5Notification of Satisfaction of Completion Condition. Each Party shall notify the other Parties of the satisfaction of the Foreign Investment Clearances Condition [***] as soon as possible after it has been satisfied and in any event within [***] of such satisfaction.

4.6Conduct of Business Prior to Completion. Hologen and the Company shall procure that, unless otherwise agreed between the Parties in writing, until Completion, the operations of the Company shall be maintained and conducted in a manner consistent with its operations as at the date of this Agreement and so as to facilitate Completion in accordance with this Agreement.

5.POST COMPLETION MATTERS.

5.1Effect from Completion. The following provisions of this Agreement are subject to, and will take effect from, Completion: Section 7 (Funding), Section 8.4 (Specific Limitations), Section 8.5 (Additional Members and Shares), Section 9 (Distributions and Allocations of Profit and Loss), Section 10 (Status, Rights and Powers of Members), Section 11 (Board of Directors and Investor Rights), Section 12 (Key Management Personnel), Section 13.2 (Inspection), Section 13.3 (Filings), Section 13.5 (Information Rights), Section 14 (Tax Matters), Section 15 (Transfer of Shares), Section 16 (Right of First Refusal; Right of Co-Sale; Preemptive Rights; and Drag-Along Rights), Section 17 (Dissolution of the Company), Section 18 (Indemnification) and Section 21 (Additional Covenants).

6.COMPLETION.

6.1Completion. Completion will take place through the actions of the appointed solicitors for the Members at 5:00 pm New York time on the second business day following the date on which the Completion Conditions have been satisfied or such other date as may be agreed in writing by the Parties.

6.2Completion Actions. At Completion, the Members will each comply with their obligations as set out in Schedule 6.2.

6.3Failure to Comply with Obligation. If a Major Member does not comply with its obligations in Section 6.2 in any material respect, the other Major Member may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this Agreement):

(a)proceed to Completion;

(b)defer Completion to a date no more than [***] after the date on which Completion would otherwise have taken place; or

(c)terminate this Agreement by notice in writing to the other Major Member (in which case Section 4.4 shall apply).

6.4Right to Defer Completion. A Major Member may defer Completion under Section 6.3(b) only once, but otherwise this Section 6 applies to a Completion so deferred as it applies where Completion has not been deferred.

7.FUNDING

7.1Hologen Commitment. Hologen shall fund the Company up to [***] pursuant to the terms and conditions of the Subscription Agreement, [***] of which shall be funded at Completion.

8.MEMBERSHIP AND SHARES.

8.1Members. As of and subject to Completion, Hologen shall be committed to execute the Subscription Agreement, in exchange for that number of Class B Shares constituting seventy percent (70%) of the entire issued share capital of the Company, and MeiraGTx shall be committed to execute the Subscription Agreement, in exchange for the number of Class A Shares constituting thirty percent (30%) of the entire issued share capital of the Company.

8.2Shares. The Company’s share capital consists of the Class A Shares and the Class B Shares, which shall have the powers, preferences, rights and restrictions set forth in this Agreement and the New Articles (including the right to the Distributions provided for in Section 9).

8.3Voting. Each Issued Share entitles its holder to one vote per Share.

8.4Specific Limitations. Except for the consideration to be received for the Class B Shares, without the consent of the Board of Directors, no Member shall have the right or power to: (a) contribute any property to the Company other than cash; (b) cause the winding up and dissolution of the Company, except as set forth in this Agreement, the New Articles, or as required by the Act; or (c) require that property other than cash be distributed upon any Distribution.

8.5Additional Members and Shares. Subject to Section 11.3, the Board of Directors may issue additional Shares, admit Persons as Members in exchange for such contributions to capital or such other consideration and on such terms and conditions (including vesting and forfeiture provisions in the case of Shares issued to employees and consultants) as it deems fit. Upon the execution of or a deed of adherence substantially in the form set out in Schedule 8.5, together with any other documents or instruments required by the Board of Directors in connection therewith, and the payment of the subscription price specified to be made at such time, a Person shall be admitted to the Company as a Member.

8.6Certification. The Company may (at the election of the Board of Directors) issue share certificates to each Member in respect of the Shares to which it is entitled.

9.DISTRIBUTIONS.

9.1Determination. Subject at all times to the provisions of the Act, the amount of any Distributions to any Member at any time shall be determined in accordance with Section 9.2; provided that [***].

9.2Distributions.

(a)Distribution Amounts. The Parties agree that, subject at all times to the applicable provisions of the Act, and subject to Section 9.3, whenever the amount of a dividend to be paid is to be ascertained:

(i)the total profits of the Company available for distribution within the meaning given in the Act (the “Distributable Profits”), shall be determined by the Board of Directors by reference to the audited accounts for the relevant financial year;

(ii)the Board of Directors shall identify amounts (the “Retained Amounts”) which they consider (having regard to all other sources of funding available to the Company) should be retained in order:

(A)to meet reasonably foreseeable commitments and contingencies;

(B)to develop the Business in accordance with the approved Budget and the terms of this Agreement;

(C)to ensure that there is no breach of any covenant or undertaking given by the Company to any lender at the time of the payment and, in the opinion of the Board of Directors, there is not likely to be such a breach within the following [***]; and

(D)to maintain the sound financial standing of the Company.

(iii) such percentage as the Board of Directors determines of the balance (if any) remaining after deducting the Retained Amounts from the Distributable Profits shall be used:

(A)first, to repay any outstanding loans owed to the Members, in accordance with any loan priority and otherwise on a pro rata basis, until all such shareholder loans have been repaid in full;

(B)second, to pay to the holders of Shares by way of dividend on their Shares in accordance with the Section 9.2.

(iv)the Board of Directors will ensure, having regard to the most recent accounts of the Company and any other relevant information / records they deem necessary that the Company satisfies the solvency test as set out in the Act, which requires that:

(A)the Company is able to pay its debts as they become due

(B)the value of the Company’s assets is greater than the value of its liabilities; and

(C)the Company satisfies any other requirement in its New Articles or this Agreement.

(b)Liquidating and Non-Liquidating Distributions. Any Distributions, including any Distribution made in connection with any liquidation or winding up of the Company, any Deemed Liquidation Event or any Subsidiary Change of Control, shall be made as follows:

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(c)Distributions – Payment Term. The Parties undertake to procure (so far as they are able) that interim and final dividends are declared or recommended, and approved and paid, in accordance with this Section 9, and that payment of Distribution is made within [***] of their having been declared or approved.

(d)Change of Control or a Subsidiary Change of Control. In the event of a Change of Control or a Subsidiary Change of Control, if any portion of the consideration payable to the Members is payable only upon satisfaction of contingencies (the “Additional Consideration”), the applicable acquisition documentation shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Members in accordance with this Section 9.2(d) as if the Initial Consideration were the only consideration payable in connection with such Change of Control; and (b) any Additional Consideration which becomes payable to the Members upon satisfaction of such contingencies shall be allocated among the Members in accordance with this Section 9.2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 9.2(d), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Change of Control shall be deemed to be Additional Consideration.

9.3No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Shares in the Company if such Distribution would violate the Act or any other applicable law.

10.STATUS, RIGHTS AND POWERS OF MEMBERS.

10.1No Management or Control. Except as expressly provided in this Agreement, no Member in its capacity as such shall take part in the conduct of the Company’s business or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

10.2Member Duties.

(a)Subject at all times to any applicable provisions of the Act, no Member shall have any duty to the Company or to any other Member (including fiduciary duties) except as expressly set forth herein, pursuant to the New Articles, or in other written agreements.

(b)Subject to the approval of the Board of Directors, any Member may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to other applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

11.BOARD OF DIRECTORS AND INVESTOR RIGHTS.

11.1Board of Directors.

(a)Number and Composition. The business of the Company shall be managed by a Board of Directors (the “Board of Directors”), and the Persons constituting the Board of Directors shall be the directors of the Company for all purposes of the Act (each, a “Director”, and collectively, the “Directors”). The number of Directors shall initially be five (5). Hologen is entitled to designate and elect three (3) Directors (each a “Hologen Director”). MeiraGTx is entitled to designate and elect two (2) Directors (each a “MeiraGTx Director”). Each Director shall have one vote, save that a Director who is also a proxy shall be entitled, in the absence of his appointor, to a separate vote on behalf of each appointor in addition to his own vote. The chairperson of the Board of Directors shall be a Hologen Director. The chairperson shall not have an additional or casting vote or other special voting powers.

(b)Variations. The provisions of Section 11.1(a) relating to the number of Directors serving on the Board of Directors may be increased or decreased by the approval of at least seventy percent (70%) of the Directors then in office (the “Director Supermajority”).

(c)Resignation and Removal; Vacancies. Each Director shall, unless otherwise provided in this Agreement or by law, hold office until such individual resigns, dies or is removed by the Member, Members or Directors who have the right to designate him or her in accordance with this Agreement and the New Articles. A Director may be removed only by the Member, Members or Directors that designated such Director upon delivery of a written notice of removal to the Company and the other Directors. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any Director may only be filled by another Director designated by the Member, Members or Directors who have the right to designate him or her in accordance with this Agreement. Any vacancy on the Board of Directors created by an increase to the number of Directors may be filled by the approval of the Director Supermajority.

(d)Authority. Decisions of the Board of Directors shall be carried out by such Persons appointed by the Board of Directors in the resolution or consent reflecting such decision or in one or more standing resolutions or consents. A decision of the Board of Directors may be amended, modified or repealed, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original vote or resolution that is certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

(e)Committees. The Board of Directors may, by vote or resolution of the Board of Directors, delegate any or all of its powers to any committee thereof, and any such committee must consist of at least two (2) Directors. The audit committee of the Board of Directors shall have at least one MeiraGTx Director, provided that both MeiraGTx Directors shall have the opportunity to sit on the audit committee; and at least one MeiraGTx Director shall be given the opportunity to sit on any other committees of the Board of Directors.

(f)Meetings. Meetings of the Board of Directors and any committee thereof may be held at any time and at any place designated in the notice of the meeting, when called by any Director, reasonable notice thereof being given to each Director by the Person or Persons calling the meeting. Regular or special meetings of the Board of Directors shall be held at the Company’s principal offices or at such other place and at such time as shall be determined by the Board of Directors.

(g)Notice of a Meeting of the Board of Directors. It shall be reasonable and sufficient notice to a Director of a meeting of the Board of Directors (i) to send notice by electronic mail at least twenty-four (24) hours before the meeting addressed to such Director at such Director’s last known electronic email address, (ii) to send notice by regular mail received at least twenty-four (24)  hours before the meeting addressed to such Director at such Director’s usual or last known business or residence address, or (iii) to give notice to such Director in person or by telephone at least twenty-four (24)  hours before the meeting. Notice of a meeting need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or is delivered to any Director who attends the meeting, or if such Director attends the meeting and does not object to such meeting. Notice of any Directors’ meeting must indicate (i) its proposed date and time; (ii) where it is to take place; and (iii) if it is anticipated that Directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

(h)Quorum. Except as may be expressly set forth in this Agreement, at any meeting of the Board of Directors or any committee thereof, a majority of Directors then in office or then serving on such committee, which in the case of a meeting of the Board of Directors must include at least one MeiraGTx Director and two Hologen Directors, or in the case of a meeting of a committee of the Board of Directors, must include one MeiraGTx Director if there is a MeiraGTx Director on such committee and one Hologen Director if there is a Hologen Director on such committee, shall constitute a quorum for such meeting. Except as otherwise expressly set forth in this Agreement, including pursuant to Section 11.3, any action to be taken or approved by the Directors hereunder must be taken or approved by a vote of a majority of Directors present and voting in person at a meeting at which a quorum is present, and any action so taken or approved shall constitute the act of the Board of Directors. If a quorum is not present within thirty (30) minutes of the scheduled time of the meeting of the Board of Directors (or ceases to be present for half an hour) because of the absence of a MeiraGTx Director or a Hologen Director, the meeting shall be adjourned, to be held on the fifth (5th) business day following the date for which the meeting was originally convened with at least twenty-four (24) hours prior notice being given to all Directors (unless all Directors agree otherwise). The quorum for any such adjourned meeting shall be those Directors present (or represented) and entitled to vote at the time of the reconvened meeting. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice. Each Director may appoint an alternate director as a proxy for himself in accordance with the Articles.

(i)Written Consent. Except as otherwise expressly set forth in this Agreement, any action required or permitted to be taken at any meeting of the Board of Directors or committee thereof may be taken without a meeting if all of the members of the Board of Directors or a committee then in office or then serving on such committee pass a written resolution to that effect (where permitted under applicable law), and such writing or writings are filed with the records of the meetings of the Board of Directors or such committee. Such consent shall be treated for all purposes as the act of the Board of Directors or of such committee, as the case may be.

(j)Telephonic Meetings. Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and each participant is able to address all of the other participants simultaneously or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

(k)Director Reimbursement. Each Director shall be reimbursed by the Company for such Director’s reasonable out-of-pocket travel expenses incurred in the performance of such Director’s duties as Director. Nothing contained in this Section 11.1 shall be construed to preclude any Director from serving the Company in any other capacity and receiving reasonable compensation therefor.

(l)Additional Rules. The Board of Directors may adopt such other rules for the conduct of its business as it may from time to time deem necessary or appropriate.

11.2Authority of Board of Directors. Subject to applicable law and the provisions of this Agreement that require the consent or approval of one or more Members or other Persons, the Board of Directors shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Directors or Persons authorized by the Board of Directors, shall be the only Persons authorized to execute documents which shall be binding on the Company. Subject to applicable law and the provisions of this Agreement that require the consent or approval of one or more Members or other Persons, the power and authority granted to the Board of Directors hereunder shall include all power and authority necessary, convenient or incidental for the accomplishment of the purposes of the Company and the exercise of the powers of the Company set forth in Section 2.5 above and shall include the power to make, or to grant to other Persons the power to make, all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including the power and authority to undertake and make decisions concerning: (a) hiring and firing employees, officers, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into leases for real or personal property, (c) opening bank and other deposit accounts and operations thereunder, (d) borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in all or any portion of the real or personal property of the Company, (e) making investments in or the acquisition of securities of any Person, (f) giving guarantees and indemnities, (g) entering into contracts or agreements, whether in the ordinary course of business or otherwise, (h) mergers with or acquisitions of other Persons, (i) dissolution, (j) the sale or lease of all or any portion of the assets of the Company, whether in the ordinary course of business or otherwise, (k) forming subsidiaries or joint ventures, (l) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company, (m) appointment and termination of the auditor of the Company and each of its Subsidiaries, and (n) other matters as provided by resolution of the Board of Directors.

11.3Actions Requiring Director Supermajority. Without limiting the other terms and conditions hereof or the requirements of the Act, the Company shall not take any of the following actions (or series of related actions) without the approval of the Director Supermajority:

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12.KEY MANAGEMENT PERSONNEL.

12.1Management Team. Unless otherwise agreed by the Members in writing, the Members shall procure that the Company shall establish a management team which shall consist of one or more Key Management Personnel.

12.2Key Management Personnel. Each of the Key Management Personnel shall be appointed or removed by the simple majority approval of the Board of Directors. Each of the Key Management Personnel shall exercise such powers as contained in their contract of employment.

13.BOOKS, RECORDS, ACCOUNTING AND REPORTS.

13.1Books and Records. The Company shall maintain at its principal office (in hard copy or electronic copy) or such other office as the Board of Directors shall determine such books and records with respect to the business of the Company and its Subsidiaries as are required by law and as the Board of Directors deems appropriate, including at least:

(a)A register of members, register of directors (to include, among other things, the directors’ residential addresses), register of secretaries and register of people with significant control;

(b)A copy of the Articles, including any amendments thereto;

(c)The most recent financial statements of the Company and its Subsidiaries; and

(d)Copies of tax or information returns of the Company and its Subsidiaries.

13.2Inspection.

(a)Any Major Member and any Director shall have the right, subject to such reasonable standards (including standards governing what information and documents are to be furnished at what time and location and at whose expense) as may be established by the Board of Directors, to obtain from the Company, from time to time upon reasonable demand for any purpose reasonably related to their respective holding of Shares, the information described in Section 13.1 and such other information regarding the affairs of the Company as is reasonably requested.

(b)In addition, to the extent that a Member’s ownership of Shares is required under U.S. generally accepted accounting principles (“GAAP”) and applicable rules and regulations promulgated by the Securities and Exchange Commission or any other relevant Governmental Entity to be reflected as an equity method investment in the financial statements of such Member, and such Member is as a result required by law, or such Member is otherwise required by law, including the disclosure principles of Rule 10b-5 under the Exchange Act, or in connection with ordinary course financing matters, to disclose, with respect to any quarter or fiscal year, financial information (including appropriate treatment for tax matters) in relation to or derived from financial information of the Company (such disclosure, to such extent, a “Member Financial Disclosure”), the Company shall, subject to GAAP and applicable law and upon Member’s reasonable prior notice, provide the aforementioned Company information at Member’s expense at such times and in such detail as may be reasonably requested by the Member for the purposes of the Member Financial Disclosure (including affording access to Member’s independent auditors to review, and if necessary audit, the financial information of the Company from which the Member Financial Disclosure is derived, which may include affording access to the Company’s independent auditors (subject to customary indemnification and confidentiality agreements that may be requested by such auditors, and to the consent of such auditors for any reliance on or reference thereto), to the extent reasonably required for such purpose).

13.3Filings. At the Company’s expense, the Board of Directors shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member, within ninety (90) days after the end of each year, such information with respect to the Company (including a schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal and state income tax returns. The Company shall as promptly as practicable provide the Major Members with any information reasonably requested by a Major Member that is in the Company’s possession (or that can be obtained without undue burden) in connection with the preparation of such Major Member’s tax returns. The Board of Directors, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.

13.4Non-Disclosure.

(a)Each Party to this Agreement and any further Person admitted as a Member in accordance with the terms of this Agreement, agrees that (i) the terms of the Transaction Agreements, (ii) any information relating to the negotiation of the Transaction Agreements, and (iii) except as otherwise consented to by the Board of Directors in writing, all non-public information relating to the Company or its Subsidiaries furnished to Hologen, MeiraGTx or a Member, including but not limited to confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (collectively, “Confidential Information”), shall be kept confidential, shall not be used for commercial or proprietary advantage and shall not be disclosed in any manner, in whole or in part, except that each of Hologen, MeiraGTx and such Member shall be permitted to disclose such Confidential Information (i) to those of Hologen, MeiraGTx or such Member’s agents, Representatives and employees who need to be familiar with such Confidential Information in connection with Hologen, MeiraGTx or such Member’s investment in the Company and who are charged with an obligation of confidentiality, (ii) to Hologen, MeiraGTx or a Member’s existing or prospective partners and equity holders so long as they agree to keep such Confidential Information confidential on the terms set forth herein, (iii) with respect to Hologen, MeiraGTx or a Member that is a professionally managed unregistered investment fund, as part of Hologen,

MeiraGTx or such Member’s normal reporting or review procedure, or in connection with Hologen, MeiraGTx or such Member’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities, (iv) for general portfolio information that does not identify the Company or its Subsidiaries, (v) for complying with applicable laws, including regulations promulgated by securities exchanges, including any on which the securities of a Member or its Affiliates are listed, and accounting standards, or court or administrative orders (in such case only to the extent determined necessary based upon advice of counsel), which for the sake of clarity, shall include the right to utilize the name of the Company for the same purposes, (vi) to the extent necessary for the enforcement of any right of Hologen, MeiraGTx or a Member arising under this Agreement and (vii) to existing or potential equity or debt financing sources, so long as they agree to keep such Confidential Information confidential on the terms set forth herein. Notwithstanding the foregoing, Hologen, MeiraGTx or any Member and each of their respective Representatives may disclose to their respective legal advisors, tax advisors, or any applicable tax authority, without limitation of any kind, the tax treatment, tax strategies and structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to Hologen, MeiraGTx or such Member and their respective Representatives relating to such tax treatment, tax strategies and tax structure. Each of Hologen, MeiraGTx and any other Member agrees that it shall be responsible for any breach or violation of the provisions of this Section 13.4(a) by any Person receiving Confidential Information from Hologen, MeiraGTx or such Member. Notwithstanding the foregoing, as of the Completion Date, each of Hologen and MeiraGTx is hereby granted an irrevocable right to disclose and use the Company’s name and logo on their websites and in their respective marketing materials for the purpose of reflecting the investment in the Company.

(b)For purposes of this Section 13.4, “Confidential Information” shall not include any information: (i) of which such Person (or its Affiliates) learns from sources other than the Company or its Subsidiaries, whether prior to or after such information is actually disclosed by the Company or its Subsidiaries; or (ii) which is disclosed in documents available for dissemination to the public. Nothing in this Section 13.4 shall in any way limit or otherwise modify any confidentiality covenants entered into by Hologen, MeiraGTx or any Member pursuant to any other agreement to which Hologen, MeiraGTx or such Member and the Company or any of its Subsidiaries are parties. The provisions of this Section 13.4 shall survive any termination of this Agreement.

13.5Information Rights. The Company shall deliver to each Major Member (on both a consolidated and consolidating basis including Subsidiaries, or separately for each Subsidiary, as determined by the Major Members):

(a)As soon as available, and in any event within thirty (30) days after the end of each Fiscal Year of the Company, audited financial statements consisting of the balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the statements of income, cash flows and changes in members’ equity for such Fiscal Year of the Company and its Subsidiaries, setting forth in each case in comparative form the figures for the immediately preceding Fiscal Year, all such financial statements prepared in accordance with GAAP and accompanied by the report of independent certified public accountants of recognized national standing thereon, which accountants shall be selected by the Board of Directors;

(b)As soon as available, and in any event within twenty (20) days after the end of each fiscal quarter of the Company for the first three (3) fiscal quarters of a Fiscal Year, the unaudited balance sheet of the Company and its Subsidiaries as at the end of such quarter and the unaudited statements of income, cash flows and changes in members’ equity for such quarter and the portion of the Fiscal Year then ended of the Company and its Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous Fiscal Year, or, in the case of such balance sheet, for the last day of such Fiscal Year, in comparative form, all in reasonable detail, and all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)As soon as available, but in any event within fifteen (15) days after the end of each month, an unaudited balance sheet of the Company and its Subsidiaries as at the end of such month and the unaudited statements of income, cash flows and changes in members’ equity for such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d)As soon as available, and in any event thirty (30) days before the end of each Fiscal Year, a budget and business plan for the next Fiscal Year (collectively, the “Budget”);

(e)Upon request by a Major Member, a statement showing the number of shares of each class and securities convertible into or exercisable for shares outstanding, all in sufficient detail as to permit such Major Members to calculate its respective percentage equity ownership in the Company and each of its Subsidiaries (including the Company’s ownership in each such Subsidiary, direct or indirect), and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(f)Within sixty (60) days following the end of each Fiscal Year or as soon as practicable thereafter, an IRS Schedule K-1 (Form 1065) or any successor federal tax form (if applicable); and

(g)Such other information relating to the Company or any of its Subsidiaries as from time to time may reasonably be requested by such Major Member.

14.TAX MATTERS.

14.1ECI. The Company shall not engage in, or invest in any person that is treated as a flow-through entity for U.S. federal income tax purposes that engages in, (i) any “commercial activity” as defined in Section 892(a)(2)(i) of the Code, (ii) a “trade or business within the United States,” within the meaning of Section 864(b) of the Code, or (iii) any other activity that causes the Company or any other person (including any Member and any direct or indirect owner of a Member) to file a state income tax return during any taxable year of the Company. The Company shall not make any investment or acquire any interest that would be treated as a “U.S. real property interest,” within the meaning of Section 897 of the Code.

14.2Tax Residence. Unless the Parties otherwise expressly agree in writing, the Company shall at all times maintain tax residence solely in Guernsey for tax purposes.

14.3Listed Transactions. The Company shall not engage, directly or indirectly, in any transaction that, as of the date the Company enters into a binding contract to engage in such transaction, is a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) where a Member would be treated as “party” to such transaction for purposes of Section 4965 of the Code (a “Listed Transaction”). If the Company has actual knowledge that it has engaged, directly or indirectly, in a Listed Transaction or a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(1), it shall promptly notify the Members of such determination.

14.4Tax Information. The Company shall promptly comply with any request made by a Member, to provide any documents, information and correspondence necessary (at the cost of the Party making the request) to enable the relevant Party to comply with its obligations in respect of filing, elections, returns or other tax requirements, and to comply with any other requirements of, any applicable tax authority.

15.TRANSFER OF SHARES.

15.1Restricted Transfer.

No Member may directly or indirectly Transfer all or any of such Member’s Shares, except in compliance with this Section 15. Any attempted Transfer of Shares not in compliance with the terms of this Section 15 shall be null and void and the Company shall not in any way give effect to any such Transfer. In addition to the foregoing, no Member may avoid the provisions of this Agreement by either making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such Party’s interest in any such Permitted Transferee or by transferring the securities of any entity whose primary purpose is to hold (directly or indirectly) Shares (and, for the avoidance of doubt, any such Transfers will be deemed to be Transfers for purposes of this Agreement and subject to the restrictions in this Section 15). The Transfer restrictions set forth in this Section 15 do not apply to the sale of Shares in accordance with the drag-along right specified in Section 16.5, or to the Transfer of Shares in accordance with Section 16.1 or Section 16.2.

15.2Permitted Transferees. A Member shall be entitled to Transfer such Member’s Shares to a Person (a “Permitted Transferee”), provided that in each case such Person is not a Sanctioned Person, in accordance with the following and subject to the other provisions of this Section 15:

(a)Transfers to the Company. Each applicable Member shall be entitled to Transfer its Shares to the Company, provided that the Board of Directors has determined that the Company satisfies the solvency test as set out in the Act.

(b)Discretionary Transfers. Each Member shall be entitled to Transfer such Member’s Shares to (a) an Affiliate of such Member or (b) to a third party if such Member obtains the prior written consent of the Director Supermajority prior to such Transfer.

15.3Transfer Requirements. Subject to Section 15.1, no Assignee (including a Permitted Transferee) shall be admitted to the Company as a Member unless the following conditions are satisfied or such conditions are waived by the Board of Directors:

(a)A duly executed written instrument of Transfer is provided to the Board of Directors, specifying the Shares being transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Shares as a Member, and a deed of adherence substantially in the form set out in Schedule 8.5 duly executed and delivered by the transferee agreeing to be bound by this Agreement in respect of the Shares transferred;

(i)The Member effecting the Transfer and the Assignee execute any other instruments that the Board of Directors deems reasonably necessary or desirable for admission of the Assignee;

(b)All Transfers shall be made in compliance with applicable law and if any Transfer permitted hereunder would require the consent of or notice to a Governmental Entity, the Members and the Company shall cooperate to obtain such consent or prepare and deliver such notice;

(c)The Member effecting the Transfer or the Assignee pays to the Company a transfer fee in an amount sufficient to cover the reasonable expenses incurred by the Company in connection with the admission of the Assignee and provides to the Company any information necessary for the Company to make required basis adjustments and comply with tax reporting requirements; and

(d)The Assignee provides the Company with such information as the Company reasonably determines appropriate to conclude that the Transfer will not result in a withholding obligation on the Company under applicable tax laws.

15.4Admission as a Member. Each Member hereby agrees that, upon satisfaction of the terms and conditions of this Section 15 with respect to any proposed Transfer, and the entry of the Assignee in the Company’s register of members, the Assignee be admitted as a Member.

15.5Withdrawal of Member. If a Member Transfers all of its Shares pursuant to Section 15.1 and the Assignee of such Shares is admitted as a Member pursuant to Section 15.3, such Assignee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Assignee is admitted and then immediately following such admission the assignor shall cease to be a Member. Upon the assignor ceasing to be a Member, the assignor shall not be entitled to any Distributions. Notwithstanding the admission of an Assignee as a Member and, except as otherwise expressly approved by the Board of Directors, (a) the assignor shall not be released from any obligations to the Company under this Agreement that are existing as of the date of the Transfer, including without limitation the obligations set forth in Section 13.4 and Section 18 and (b) the assignor shall continue to have the rights set forth in, and be the beneficiary of, Section 18.

15.6Additional Transfer Restrictions. [***]

16.RIGHT OF FIRST REFUSAL; RIGHT OF CO-SALE; PREEMPTIVE RIGHTS; AND DRAG-ALONG RIGHTS.

16.1Right of First Refusal.

(a)Grant. Each Member holding Transfer Shares hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Shares that such Member may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Proposed Transferee and each Member holding Transfer Shares undertakes to exercise his voting rights in the Shares to approve the Company’s exercise of such Right of First Refusal in relation to such Transfer Shares.

(b)Notice. Each Member proposing to make a Proposed Transfer must deliver a Transfer Notice to the Company and each Major Member not later than [***] prior to the consummation of such Proposed Transfer. Such Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Proposed Transferee. To exercise its Right of First Refusal under this Section 16.1, the Company must deliver a Company Notice to the selling Member within [***] after delivery of the Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Member with the Company that contains a preexisting right of first refusal, the Company and the Member acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 16.1.  For the sake of clarity, if a Major Member is the Member proposing to make a Proposed Transfer, such Major Member shall not have to deliver any Transfer Notice to itself and shall not have any right to purchase any Transfer Shares in connection with such Major Member’s Proposed Transfer.

(c)Grant of Secondary Refusal Right to Major Members. Subject to Section 15, each Member holding Transfer Shares hereby unconditionally and irrevocably grants to the Major Members a Secondary Refusal Right to purchase all or any portion of the Transfer Shares not purchased by the Company pursuant to the Right of First Refusal. If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Shares subject to a Proposed Transfer, the Company must deliver a Secondary Notice to the selling Member and to each Major Member to that effect no later than [***] after the selling Member delivers the Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Major Member must deliver an Exercising Member Notice to the selling Member and the Company within [***] after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)Undersubscription of Transfer Shares. If options to purchase have been exercised by the Company and the Major Members with respect to some but not all of the Transfer Shares by the end of the [***] period specified in the last sentence of Section 16.1(c) (the “Exercising Member Notice Period”), then the Company shall, immediately after the expiration of the Exercising Member Notice Period, send written notice (the “Company Undersubscription Notice”) to those Major Members who fully exercised their Secondary Refusal Right within the Exercising Member Notice Period (the “Exercising Members”). Each Exercising Member shall, subject to the provisions of this Section 16.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed Transfer Shares on the terms and conditions set forth in the Transfer Notice. To exercise such option, an Exercising Member must deliver a Company Undersubscription Notice to the selling Member and the Company within [***] after the expiration of the Exercising Member Notice Period. In the event there are two or more such Exercising Members that choose to exercise the last-mentioned option for a total number of remaining Shares in excess of the number available, the remaining Shares available for purchase under this Section 16.1(d) shall be allocated to such Exercising Member pro rata based on the number of Transfer Shares such Exercising Members have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any Transfer Shares that any such Exercising Member has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining Shares are exercised in full by the Exercising Member, the Company shall immediately notify all of the Exercising Members and the selling Member of that fact.

(e)Consideration; Closing. The consideration to be paid for the Transfer Shares must be cash. The closing of the purchase of Transfer Shares by the Company and the Major Members shall take place, and all payments from the Company and the Major Members shall have been delivered to the selling Member, by the later of [***].

16.2Right of Co-Sale.

(a)Exercise of Right. If any Transfer Shares subject to a Proposed Transfer are not purchased pursuant to Section 16.1 above and thereafter are to be sold to a Proposed Transferee (subject to Section 15), each respective Major Member may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 16.2(b) below and otherwise on the same terms and conditions specified in the Transfer Notice. Each Major Member who desires to exercise its Right of Co-Sale (each, a “Participating Member”) must give the selling Member written notice to that effect within [***] after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Major Member shall be deemed to have effectively exercised the Right of Co-Sale. For the sake of clarity, a Major Member who has requested the Proposed Transfer shall not have the right to be a Participating Member with respect to such Proposed Transfer.

(b)Shares Includable. Each Participating Member may include in the Proposed Transfer all or any part of such Participating Member’s Shares equal to the product obtained by multiplying (i) the aggregate number of Transfer Shares subject to the Proposed Transfer (excluding Shares purchased by the Company or the Participating Members pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of Shares owned by such Participating Member immediately before consummation of the Proposed Transfer and the denominator of which is the total number of Shares owned, in the aggregate, by all Participating Members immediately prior to the consummation of the Proposed Transfer, plus the number of Transfer Shares held by the selling Member. To the extent one or more of the Participating Members exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Transfer Shares that the selling Member may sell in the Proposed Transfer shall be correspondingly reduced.

(c)Purchase Covenants. The Parties hereby agree that the terms and conditions of any sale pursuant to this Section 16.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the Parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 16.2. Neither the Transfer of Transfer Shares by the selling Member nor the Transfer of Shares by a Participating Member shall be effective, unless, contemporaneously with such Transfer, the Proposed Transferee executes a counterpart to this

Agreement, thereby agreeing to be bound to all the terms and conditions of this Agreement. If any Proposed Transferee or Proposed Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Member exercising its Right of Co-Sale hereunder, no Member may sell any Transfer Shares to such Proposed Transferee or Proposed Transferees unless and until, simultaneously with such sale, such Member purchases all shares subject to the Right of Co-Sale from such Participating Member on the same terms and conditions (including the proposed purchase price) as set forth in the Transfer Notice.

(d)Additional Compliance. If any Proposed Transfer is not consummated within [***] after receipt of the Transfer Notice by the Company, the Member proposing the Proposed Transfer may not sell any Transfer Shares unless they first comply in full with each provision of Section 16.1 and this Section 16.2. The exercise or election not to exercise any right by any Major Member hereunder shall not adversely affect its right to participate in any other sales of Transfer Shares subject to this Section 16.2.

16.3Effect of Failure to Comply with Right of First Refusal and Right of Co-Sale.

(a)Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company and shall not be recognized by the Company. Each Party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties hereto for which monetary damages alone could not adequately compensate. Therefore, the Parties hereto unconditionally and irrevocably agree that any non-breaching Party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Shares not made in strict compliance with this Agreement).

(b)Violation of First Refusal Right. If any Member becomes obligated to sell any Transfer Shares to the Company or any Major Member under this Agreement and fails to deliver such Transfer Shares in accordance with the terms of this Agreement, such Member hereby appoints any Director or any Major Member (or, in the case of a Member who is a Major Member, the other Major Member) to be their true and lawful attorney to take such actions and to execute any documentation on their behalf which the attorney considers necessary or relevant to the making of such transfer. The Company and/or such Major Member may, at its option, in addition to all other remedies it may have, send to such Member the purchase price for such Transfer Shares as is herein specified and transfer to the name of the Company or such Major Member (or request that the Company effect such transfer in the name of a Major Member) on the Company’s books the Transfer Shares to be sold.

(c)Violation of Co-Sale Right. If any Member purports to sell any Transfer Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Major Member who desires to exercise its Right of Co-Sale under Section 16.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Member to purchase from such Major Member the type and number of Shares that such Major Member would have been entitled to sell to the Proposed Transferee under Section 16.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 16.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the Member not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within [***] after the Major Member learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 16.2. Such Member shall also reimburse each Major Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Major Member’s rights under Section 16.2.

(d)The covenants set forth in Sections 16.1, 16.2 and 16.3 shall terminate and be of no further force or effect immediately before the consummation of the Initial Public Offering or upon a Change of Control, whichever event occurs first.

16.4Preemptive Rights. Subject to the terms and conditions of this Section 16.4 and applicable laws, if the Company proposes to issue, agree to issue, reserve or set aside or offer to issue any New Shares, the Company shall first offer such New Shares to each Major Member. A Major Member shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)The Company shall give notice (the “Offer Notice”) to each such Major Member, stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Shares, including a summary of the rights and privileges of such New Shares.

(b)By notification to the Company within [***] after the Offer Notice is given, each such Major Member may elect to subscribe, at the price and on the terms specified in the Offer Notice, for up to that portion of such New Shares which equals the proportion that the Shares then held by such Major Member bears to the total number of Shares then held by all Major Members. At the expiration of such [***] period, the Company shall promptly notify each Major Member that elects to subscribe for all the New Shares available to it (each, a “Fully Exercising Member”) of any other Major Member’s failure to do likewise. During the [***] period commencing after the Company has given such notice, each Fully Exercising Member may, by giving notice to the Company, elect to subscribe, in addition to the number of New Shares specified above, for up to that portion of the New Shares for which Major Members were entitled to subscribe but that were not subscribed for by the Major Members which is equal to the proportion that the Issued Shares then held, by such Fully Exercising Member bears to the Issued Shares then held, by all Fully Exercising Member who wish to purchase such unsubscribed New Shares. The closing of any sale pursuant to this Section 16.4(b) shall occur within [***].

(c)If all New Shares referred to in the Offer Notice are not elected to be subscribed for as provided in Section 16.4(b), the Company may, during the [***] period following the expiration of the periods provided in Section 16.4(b), offer and issue the remaining unsubscribed portion of such New Shares to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the issuance of the New Shares within such period, or if such agreement is not consummated within [***] of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be issued unless first reoffered to the Major Members in accordance with this Section 16.4.

(d)The covenants set forth in this Section 16.4 shall terminate and be of no further force or effect immediately before the consummation of an Initial Public Offering.

16.5Drag-Along Right.

(a)Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, that is or are not Affiliates of the Company, acquires from the Members’ Shares representing more than fifty percent (50%) of the outstanding voting rights of the Company (a “Share Sale”); or (b) any other transaction that qualifies as a Deemed Liquidation Event or Change of Control.

(b)Actions to be Taken. In the event that (A) the Major Members, and (B) the Board of Directors approve a Sale of the Company in writing, specifying that this Section 16.5 shall apply to such transaction, then each Member hereby agrees:

(i)if such transaction requires Member approval, with respect to all Shares that such Member owns or over which such Member otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to this Agreement required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii)if such transaction is a Share Sale, to sell the same proportion of Shares beneficially held by such Member as is being sold by the Major Members to the Person to whom the Major Members propose to sell their Shares, and, except as permitted in Section 16.5(c) below, on the same terms and conditions as the Major Members;

(iii)to execute and deliver all related documentation (including a stock transfer form and relevant share certificate(s) or a suitable indemnity for any lost share certificate(s) in respect of the Member’s Shares to be sold pursuant to this Section 16.5) and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Major Members in order to carry out the terms and provisions of this Section 16.5, any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, and any similar or related documents;

(iv)not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by such Party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company; and

(v)if the consideration to be paid in exchange for the Shares pursuant to this Section 16.5 includes any securities and due receipt thereof by any Member would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

(c)Exceptions. Notwithstanding the foregoing, a Member will not be required to comply with Section 16.5(b) above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(i)any representations and warranties to be made by such Member in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (A) the Member holds all right, title and interest in and to the Shares such Member purports to hold, free and clear of all liens and Encumbrances, (B) the obligations of the Member in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms and (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii)the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than for the inaccuracy of any representation or warranty made by the Company in connection with the Proposed Sale;

(iii)the liability for indemnification, if any, of such Member in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person;

(iv)the liability for indemnification shall be limited to such Member’s applicable share (determined based on the respective proceeds payable to each Member in connection with such Proposed Sale in accordance with the provisions of this Agreement) of a negotiated aggregate indemnification amount that applies equally to all Members but that in no event exceeds the amount of consideration actually paid to such Member in connection with such Proposed Sale, except with respect to claims of fraud by such Member, the liability for which need not be limited as to such Member;

(v)upon the consummation of the Proposed Sale: (A) except as provided in Section 16.5(b)(v), each holder of each class or series of Shares will receive the same form of consideration for their Shares of such class as is received by other holders in respect of their Shares of such same class of Shares; and (B) unless the Major Members elect to receive a lesser amount by written notice given to the Company at least [***] prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of Shares shall be allocated among the holders of Issued Shares pro rata to their holding of Issued Shares; provided, however, that, notwithstanding the foregoing provisions of this Subsection 16.5(b)(v), if the consideration to be paid in exchange for the Shares, as applicable, pursuant to this

Subsection 16.5(b)(v) includes any securities and due receipt thereof by any Member or would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Board of Directors) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Shares;

(vi)except as provided in Section 16.5(b)(v), subject to clause (v) above, requiring the same form of consideration to be available to the holders of any single class of Shares, if any holders of any Shares are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such Shares will be given the same option; and

(vii)no Member who is not a current or former employee of the Company shall be required to agree to any restrictive covenant in connection with any Proposed Sale (including any covenant not to compete with or covenant not to solicit or hire customers, employees or suppliers of any party to the Proposed Sale).

(d)Restrictions on Change of Control. [***].

(e)Irrevocable Power of Attorney. As security for the performance of each Member’s obligations in connection with such Sale of the Company, after the approval of the Board of Directors and the Major Members has been obtained pursuant to Section 16.5(b) above, each Member hereby irrevocably appoints each member of the Board of Directors, with full power of substitution and re-substitution, to be their true and lawful attorney (i) to vote all Shares at all meetings of the Members held or taken after the date of this Agreement with respect to a Sale of the Company, or (ii) to execute any written consent in lieu thereof, and (iii) to sign any documents with respect to any such vote or any actions by written consent of the Members taken after the date of this Agreement with respect to such Sale of the Company. This power of attorney shall terminate upon the consummation of, or termination of, negotiations with respect to, the applicable Sale of the Company.

17.DISSOLUTION OF COMPANY.

17.1Termination of Membership. No Member may resign or withdraw from the Company except that, subject to the restrictions set forth in Section 15, any Member may Transfer such Member’s Shares in the Company to a Permitted Transferee. The expulsion, bankruptcy or dissolution of any Member shall not in and of itself cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

17.2Events of Dissolution. The Company shall be dissolved in accordance with the requirements of the Act upon the occurrence of the dissolution events specified in the New Articles.

17.3Liquidation. The Company’s property and assets or the proceeds from the liquidation thereof shall be distributed so as not to contravene the Act, the Insolvency Act 1986 and any other applicable laws.

17.4No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 17.2. This Agreement has been drawn carefully to provide fair treatment of all Parties and equitable payment in liquidation of the Shares of all Members.

17.5No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return each Member’s capital, such Member shall have no recourse against the Company, the Board of Directors or any other Member.

18.INDEMNIFICATION.

18.1General Indemnification Rights. Subject to the Act, the Company shall indemnify, defend and hold harmless each Member and each member of the Board of Directors and, to the extent applicable, each such Person’s officers, directors, members, shareholders, and employees, (all such persons being referred to herein as “Indemnified Persons”), who is or was a party, witness or other participant, or is threatened or proposed to be made a party, witness or other participant, in any actual, threatened, pending or complete action, suit, proceeding, demand or investigation, whether civil, criminal, administrative, investigative, or an alternative dispute resolution proceeding (a) by reason of the fact that such Indemnified Person is or was a Member, a member of the Board of Directors, or an officer, member, shareholder or employee of such Indemnified Person, (b) by reason of the fact that such Indemnified Person is or was serving at the request of the Company as a director, officer or partner of another corporation, limited liability company, partnership, trust, plan or other organization or position or enterprise, and/or (c) with respect to Directors of the Company or any Subsidiary, that arises directly from Indemnified Person’s actions and activities as a Director, as applicable, of the Company or any Subsidiary within the scope of this Agreement, from and against all expenses (including attorneys’ and experts’ fees and expenses) (“Expenses”), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation, unless it is determined by a court of competent jurisdiction in a judgment not subject to appeal or otherwise that (i) such Indemnified Person did not act in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the

Company (or such organization or enterprise), and (ii) with respect to any criminal action or proceeding, such Indemnified Person had reasonable cause to believe such Indemnified Person’s conduct was unlawful.

18.2Indemnification for Claims Brought by Indemnified Person. No indemnification shall be available for any claim brought by an Indemnified Person unless and to the extent that such claim is brought (a) to determine and/or enforce the indemnification rights of such Indemnified Person, (b) to seek or obtain payment to or on behalf of such Indemnified Person under any liability insurance policy or (c) with the express consent of the Board of Directors.

18.3Advancement of Defense Costs. The Company shall pay to or on behalf of an Indemnified Person all Expenses incurred by such Indemnified Person in connection with any actual, threatened, pending or complete action, suit, proceeding, demand or investigation as incurred in advance of the final disposition of such action, suit, proceeding, demand or investigation if such Indemnified Person furnishes the Company with a written undertaking to repay the amount of such Expenses advanced to such Indemnified Person if it is finally determined by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification with respect to such Expenses under this Agreement, which undertaking shall be an unsecured and interest-free general obligation of such Indemnified Person and shall be accepted as a sufficient undertaking without regard to such Indemnified Person’s financial ability to repay such amounts.

18.4Company as Primary Indemnitor. The Company hereby acknowledges that an Indemnified Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary) and (b) that it shall be required to advance the full amount of Expenses incurred by an Indemnified Person and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights an Indemnified Person may have against the such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing, and such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company.

18.5Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 18 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. Each Indemnified Person’s right to indemnification vests by virtue of such Indemnified Person’s status as such, and no repeal or modification of this Section 18 shall adversely affect any rights to indemnification or to the advancement of Expenses of any Person who is within the definition of “Indemnified Person” existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Each Indemnified Person is an express third party beneficiary of this Section 18 who may rely on and enforce the provisions of this Section 18.

18.6Obligation to Indemnify is Non-Recourse. Indemnification under this Section 18 shall be recoverable only from the assets of the Company and not from any assets of the Members.

18.7Procedure Agreements. The Company may enter into an agreement with any Indemnified Person setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 18.

18.8Reliance, etc. An Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Parties hereto to replace such other duties and liabilities of such Indemnified Person.

18.9Directors’ and Officers’ Insurance. The Company will ensure that its Directors and officers are covered under a directors and officers’ insurance policy for so long as it is available at commercially reasonable rates, as determined by the Board of Directors, provided, that such insurance policy shall provide at least [***] in coverage and be on terms acceptable to the Director Supermajority.

18.10Limitations. The provisions of this Section 18 shall be subject to the Act and will not extend to matters which are not permitted by the Act.

18.11Period. The provisions of this Section 18 shall survive any termination of this Agreement.

19.WARRANTIES BY THE MEMBERS.

Hologen hereby warrants to the Board of Directors, MeiraGTx, MeiraGTx Holdings and the Company, severally and not jointly and solely on its own behalf, as of the date of this Agreement and on Completion, as applicable, as follows:

19.1Financial Capability. Hologen has immediately available funds sufficient to enable Hologen to pay in full on the date on which they become due and payable all amounts contemplated to be paid and to satisfy all other obligations hereunder by Hologen in connection with this Agreement, the Subscription Agreement and the transactions contemplated hereby.

19.2Compliance with Anti-Bribery Laws and Anti-Money Laundering Laws.

(a)In connection with the transactions contemplated by this Agreement Hologen is in compliance with all applicable Anti-Bribery Laws and Anti-Money Laundering Laws and has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws. None of Hologen, the Hologen Investors nor any of their respective Affiliates has in connection with the transactions contemplated by this Agreement: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; or (iii) violated or is in violation of any provision of any applicable Anti-Bribery Laws or Anti-Money Laundering Laws.

(b)No action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving Hologen or any Hologen Investor with respect to Anti-Bribery Laws or Anti-Money Laundering Laws is pending or, to the knowledge of Hologen, threatened.

(c)The funds that Hologen will use for the transactions contemplated by this Agreement do not derive, directly or indirectly, from criminal activity.

19.3Beneficial Ownership. [***]

19.4Compliance with Sanctions Laws.

(a)None of Hologen, the Hologen Investors, the Hologen Financing Provider, nor any of their respective subsidiaries or directors, nor, to Hologen’s knowledge, any agent, or Affiliate of Hologen, the Hologen Investors, the Hologen Financing Provider, nor any of their respective subsidiaries, is currently the target of any Sanctions, owned or controlled by any Sanctioned Person or designated on any Sanctions List nor has any of the foregoing persons taken any steps, performed any acts or omissions, taken any action or is party to any agreement, arrangement or understanding which would or could reasonably be expected to cause or result in any such persons being deemed a Sanctioned Person on the date hereof, in each case to the extent relevant Sanctions have the effect of making unlawful, prohibiting or otherwise restricting Completion, the transactions contemplated by this Agreement or performance by any party of its obligations under this Agreement.

(b)The funds that Hologen will use for the transactions contemplated by this Agreement do not derive in any way from any transaction with or action involving a Sanctioned Person, to the extent the use of such funds have the effect of making unlawful, prohibiting or otherwise restricting Completion, the transactions contemplated by this Agreement or performance by any Party of its obligations under this Agreement.

19.5Competing Product.  Hologen hereby covenants that, during the period beginning on the Effective Date and ending upon [***], neither Hologen (nor any of its Affiliates) shall, alone or with any third parties (including through licensing to or from any third party), research, develop, manufacture, commercialize or otherwise exploit any Competing Product anywhere in the world, in each case, without the prior written consent of MeiraGTx.

Each of Hologen, MeiraGTx and (save for in respect of the warranty at Section 19.6, which MeiraGTx Holdings does not warrant) MeiraGTx Holdings (collectively, the “MeiraGTx Entities”) hereby warrants to the Board of Directors and the other Parties to this Agreement, severally and not jointly and solely on its own behalf, as of the date of this Agreement and on Completion, as applicable, and each Person admitted to the Company as a Member following the Effective Date hereby warrants to the Board of Directors and the other Parties to this Agreement, severally and not jointly and solely on its own behalf, as of the date of it is admitted to the Company as a Member as follows:

19.6Purchase for Own Account. It is entering into this Agreement and the transactions contemplated hereby as principal, for its own account (and in the case of Hologen, its Hologen Investors and Affiliates) solely for the purpose of investment, and not as nominee or agent. It has (and in the case of Hologen, each Hologen Investor has) no present agreement, undertaking, arrangement, obligation, or commitment providing for the direct or indirect disposition of the Shares.

19.7Duly Formed. It is duly incorporated and validly existing under the laws of its jurisdiction.

19.8Knowledge and Experience. It has such knowledge and experience in financial, tax and business matters as to enable it to evaluate the merits and risks of its investment in the Company and to make an informed investment decision with respect thereto.

19.9Economic Risk. It is able to bear the economic risk of its investment in its Shares for an indefinite period of time, and it is aware that it may lose the entire amount of its investment in the Company.

19.10Solvency. No order has been made, petition presented or meeting convened for its or any of its Affiliates’ winding up, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred that, under applicable law, would justify any such proceedings.

19.11Binding Agreement. It has all requisite power and authority to enter into and perform this Agreement, and has taken all necessary action to authorise the execution of and the performance of its obligations under this Agreement, and this Agreement is and shall remain its valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights).

19.12No Breach. The execution and delivery by it of, and the performance by it of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

(a)result in a breach of or conflict with any provision of its constitutional documents;

(b)result in a material breach of, or constitute a material default under, any instrument to which it is a Party or by which it is bound; or

(c)result in a breach of any applicable law.

19.13Disputes. There are no:

(a)outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting it or any of its Affiliates;

(b)lawsuits, actions or proceedings pending or, to its knowledge, threatened against or affecting it or any of its Affiliates; or

(c)investigations by any governmental or regulatory body which are pending or, to its knowledge, threatened against it or any of its Affiliates,

which, in each case, has or could have a material adverse effect on its ability to perform its obligations under this Agreement or any other agreements entered into pursuant to the terms of this Agreement.

19.14Consents. All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any Governmental Entity or other organisation having jurisdiction over it that are necessary or desirable for it to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the other Parties.

19.15Company Covenants. It shall not take any action that would cause or further any violation by the Company of the covenants contained in Sections 18.4 and 18.5.

20.COMPANY WARRANTIES.

The Company hereby warrants (in respect of itself) to each of Hologen and the MeiraGTx Entities, as of the date of this Agreement and on Completion, as follows:

20.1Duly Formed. The Company is a duly incorporated and validly existing non-cellular company under the Act, with all necessary power and authority under the Act to issue the Shares to be issued to the Members hereunder.

20.2Activities in Other Jurisdictions. The Company shall not invest in Subsidiaries organized in, or open an office or other place of business in, any jurisdiction other than Guernsey (including its territories and possessions) or the UK, unless, it (1) has consulted with reputable local counsel as to whether such jurisdiction will recognize the limited liability of the Members to the same extent as provided under the laws of Guernsey, and (2) shall have obtained advice of reputable local counsel or an internationally or regionally recognized firm of independent public accountants, that such activity will not result in any Member (solely by virtue of being a Member) becoming subject to a requirement to either (x) file income tax returns in such jurisdiction or (y) pay tax in such jurisdiction, in each case with respect to the Member’s income other than income from the Company.

21.ADDITIONAL COVENANTS.

21.1Non-Competition; Non-Solicitation.

(a)Except for performance of a Member or its Affiliates under the Collaboration Agreement, each Member hereby agrees that, for so long as it or its Permitted Transferee, directly or indirectly, owns any Shares and for a period of [***] thereafter (the “Restricted Period”), such Member shall not (and it shall cause its Affiliates not to) [***]; provided, that nothing in this Section 21.1(a) shall prohibit such Member or any of its Affiliates from acquiring or owning, directly or indirectly:

(i)up to five percent (5%) of the aggregate voting securities of any Competitor that is a publicly traded Person; or

(ii)up to five percent (5%) of the aggregate voting securities of any Competitor that is not a publicly traded Person, so long as such interest is passive and neither such Member nor any of its Affiliates, directly or indirectly, designates a member of the board of directors (or similar body) of such Competitor or its Affiliates or otherwise has an active role in the management or governance of such Person.

(b)In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, during the Restricted Period, it shall not, directly or indirectly through one or more of any of its Affiliates, hire or solicit, or encourage any other Person to hire or solicit, any individual who has been employed by the Company or any of its Subsidiaries within [***] prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment. This Section 21.1(b) shall not prevent a Member or its controlled Affiliates from hiring or soliciting any employee or former employee of the Company or any of its Subsidiaries who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any of the Company’s or its Subsidiary’s employees.

(c)In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, during the Restricted Period, it shall not, directly or indirectly through one or more of any of its Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers, or suppliers of the Company or any of its Subsidiaries for purposes of diverting their business or services from the Company or any of its Subsidiaries.

(d)Each Member acknowledges and agrees that a breach or threatened breach of this Section would give rise to irreparable harm to the other Member and the Company or any of its Subsidiaries, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Member of any such obligations, the other Member and the Company and each of its Subsidiaries shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, as well as an equitable account of all earnings, profits, and other benefits arising from any such breach, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)Each Member acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the Members’ legitimate interests and constitute a material inducement to the other Member to enter into this Agreement and consummate the transactions contemplated hereby. If any court of competent jurisdiction determines that any of the covenants set forth in this Section, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties, as embodied herein, to the maximum extent permitted by applicable law. The Parties hereto expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

21.2Change of Control Notice. In the event of a Change of Control of a Major Member, such Major Member shall promptly, but not later than [***] following such Change of Control, notify the other Major Member in writing thereof (a “Change of Control Notice”), setting forth the date of such Change of Control.

21.3Licenses and Permits. Each Member shall cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any license or permit needed to operate its business or the business of any entity in which the Company invests.

21.4Compliance with Laws. The Company shall, and to procure that its Subsidiaries shall, operate in accordance with all applicable laws, statutes, rules, regulations, orders, permits or any similar provision having the force or effect of law.

21.5Unrelated Business Taxable Income. The Company shall conduct its affairs in a manner that does not cause any Member (or the equity owners of any Member) to have any “unrelated business taxable income” (as that term is defined in Section 512 through Section 514 of the Code) or any item of gross income that would be included in determining such Member’s unrelated business taxable income.

21.6United States Trade or Business. The Company shall not engage in, or invest in any person that is treated as a flow-through entity for U.S. federal income tax purposes that engages in, (i) any “commercial activity” as defined in Section 892(a)(2)(i) of the Code, (ii) a “trade or business within the United States,” within the meaning of Section 864(b) of the Code, or (iii) any other activity that causes the Company or any other person (including any Member and any direct or indirect owner of a Member) to file a state income tax return during any taxable year of the Company. The Company shall not make any investment or acquire any interest that would be treated as a “U.S. real property interest,” within the meaning of Section 897 of the Code.

21.7PFIC/CFC. The Company shall make a qualified electing fund election within the meaning of Section 1295 of the Code, with respect to any direct Subsidiary of the Company that is a passive foreign investment company within the meaning of the Code.

21.8Notice of Noncompliance. Notwithstanding anything else in this Agreement, in the event that the Company fails to comply with its obligations under Sections 21.5 through Section 21.7, the Company will promptly provide notice to each Member of such noncompliance and provide in a timely fashion as may be requested by a Member all necessary and reasonably available tax-related information in order to permit such Member to make accurate and timely tax filings for so long as such filings may be required to be made by such Member under applicable U.S. tax law.

22.AMENDMENTS TO AGREEMENT.

22.1Amendments. This Agreement may only be modified or amended by written agreement of the Company and the Major Members signed by or on behalf of each of the Company and the Major Members, provided, that, notwithstanding the foregoing, any right of a Party hereto may be waived by such Party on its own behalf, without the consent of any other Party.

22.2Binding Effect. Any modification or amendment to this Agreement pursuant to this Section 22 shall be binding on all Parties hereto (and any future parties from time to time that have executed and delivered a deed of adherence substantially in the form set out in Schedule 8.5).

23.GENERAL

23.1Successors; Governing Law. This Agreement shall be binding upon the executors, administrators, estates, heirs and legal successors of Hologen, the MeiraGTx Entities and any other Members and permitted assigns of Hologen, the MeiraGTx Entities and any other Members. This Agreement and the rights of the Parties hereunder arising out of or related to this Agreement or the transactions contemplated hereunder shall be governed by and construed in accordance with the laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of laws of any jurisdiction other than those of England and Wales.

23.2Notices. All notices and other communications required or permitted hereunder shall be in writing must be delivered, given or otherwise provided (a) by hand (in which case, it will be effective upon delivery if received by the recipient before 5:00 P.M. local time at the recipient’s location on a business day, otherwise effective the next business day), (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission), so long as such notice is also delivered by mail, postage prepaid, (c) by email (in which case, it will be effective upon transmission), so long as such notice is also delivered by mail, postage prepaid or (d) by overnight delivery by a nationally recognized, reputable courier service (in which case, it will be effective on the business day after being deposited with such courier service), in each case addressed (i) if to Hologen, MeiraGTx and any other Member, at the address, facsimile number or email address, as applicable, of Hologen, MeiraGTx or such Member designated herein below or at such other address, facsimile number or email address as Hologen, MeiraGTx or such Member shall have furnished to the Company in writing as the address, facsimile number or email address to which notices are to be sent hereunder and (ii) if to the Company or to the Board of Directors, to it at:

To MeiraGTx:

MeiraGTx Holdings:

[***]

MeiraGTx:

[***]

To Hologen:

[***]

To Company:

[***]

23.3Severability.  If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law. Notwithstanding the foregoing, if any such invalidity or unenforceability shall deprive any Party hereto of a material portion of the benefits intended to be provided to such Party hereby, the Parties shall in good faith seek to negotiate a substitute benefit for such Person, it being understood that it is possible that no such substitute benefit is susceptible to being negotiated or given, in which event the other provisions of this Section 23.3 shall continue to apply.

23.4Construction. The Parties agree that they have been represented by, or had the opportunity to consult with, counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

23.5Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

23.6No Third Party Rights. Except as expressly provided herein, including with respect to the rights set forth in Section 18, the provisions of this Agreement are solely for the benefit of the Company, the Board of Directors, Hologen, the MeiraGTx Entities and any other Members, and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board of Directors, Hologen, the MeiraGTx Entities and any other Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

23.7Entire Agreement. The Transaction Agreements that certain guarantee letter between Hologen, MeiraGTx Holdings, and certain investors a party thereto, and the other agreements contemplated hereby constitute the entire agreement of Hologen, MeiraGTx and any other Members and their Affiliates relating to the Company and supersede all prior meetings, communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the Company, whether oral or written, none of which shall be used as evidence of the Parties’ intent.

23.8Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

23.9Counterparts and Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

23.10Jurisdiction and Venue.

(a)Each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

(b)To the extent not prohibited by applicable law, each Party hereto waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in the above-named court, any claim that such Party is not subject personally to the jurisdiction of such court, that such Party’s property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter thereof, may not be enforced in or by such court.

23.11Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or public holiday in London, England, Guernsey, the Bailiwick of Guernsey or New York, United States of America, then the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or public holiday.

23.12Survival. Section 1 (Definitions), Section 13.4 (Non-Disclosure) and Section 18 (Indemnification) shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or the dissolution of the Company.

23.13Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

23.14Currency.

(a)In this Agreement a reference to “$”, “USD” or “Dollars” is to the lawful currency of the United States of America. A reference to “£”, “GBP” or “Pounds” is to the lawful currency of England.

(b)Any amount to be converted from Dollars to Pounds or vice versa for the purposes of this Agreement shall be converted into an equivalent amount of the second currency at the Barclays FX spot rate.

SCHEDULE 6.2

COMPLETION DELIVERIES

1.	At Completion MeiraGTx shall deliver or procure the delivery of:
1.1.	a copy of the Subscription Agreement duly executed by MeiraGTx;
1.2.	a copy of the Collaboration Agreement duly executed by MeiraGTx and MeiraGTx Licensor;
1.3.

a copy of the resolutions (whether in the form of minutes or written resolutions) passed by the board of MeiraGTx which approve and authorise the execution and completion of (i) the Subscription Agreement, (ii) this Agreement, and (iii) the Collaboration Agreement; and

1.4.

and copy of the resolutions (whether in the form of minutes or written resolutions) passed by the sole member of MeiraGTx Licensor which approves and authorises the execution and completion of the Collaboration Agreement.

2.

At Completion Hologen and MeiraGTx shall deliver or procure the delivery of the resolutions (whether in the form of minutes or written resolutions) passed by the board of the Company or by Hologen and MeiraGTx in their capacity as Members of the Company (as appropriate) as may be necessary to:

2.1.	adopt the New Articles;
2.2.	appoint the initial MeiraGTx Directors and appoint the initial Hologen Directors and the chairperson of the Board of Directors; and
2.3.

instruct the secretary of the Company to (i) make the necessary filings and (ii) update the company books and records to reflect the appointment of the new directors and MeiraGTx and Hologen as shareholders of the Company.

3.

At Completion the Company shall deliver or procure deliver of the resolutions (whether in the form of minutes or written resolutions) passed by the Company in its capacity as the sole shareholder (as appropriate) as may be necessary to:

3.1.	adopt the Collaboration Agreement.
4.	At Completion Hologen shall deliver or procure the delivery of:
4.1.	a copy of the Subscription Agreement duly executed by Hologen; and

4.2.

a copy of the resolutions (whether in the form of minutes or written resolutions) passed by the board of Hologen which approve and authorize the execution and completion of (i) this Agreement and (ii) the Subscription Agreement.

SCHEDULE 6.2 – ANNEX A

COLLABORATION AND LICENSE AGREEMENT

SCHEDULE 8.5

DEED OF ADHERENCE

Reference is made to the framework agreement (the “Agreement”) dated [_______], 2025 among Hologen Limited, MeiraGTx Neuro UK Limited, MeiraGTx Holdings PLC, and Hologen Neuro AI Limited. Once executed, this deed of adherence (this “Deed”) will be supplemental to and will form part of the Agreement, and at no time shall the provisions of this Deed be used to contravene, derogate or detract from the Agreement, unless to the extent otherwise expressly provided in this Deed.

Capitalised terms used but not defined in this Deed shall have the meanings given to such terms in the Agreement.

1.

Adherence. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned (the “Adhering Party”), a transferee of Transfer Shares pursuant to the terms of the Agreement, by executing this Deed and upon the satisfaction of the conditions to the admission of the Adhering Party as a Member pursuant to Section 8.5 of the Agreement, (a) agrees to become a party to the Agreement as a Member with the same force and effect as if originally named [Hologen][MeiraGTx] in the Agreement, fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though so originally named; and (b) without limiting the generality of the foregoing, assumes all of the rights and obligations of [Hologen][MeiraGTx] under the Agreement, in each case, as of the time of delivery of this Deed, with effect from [date][FOR PERMITTED TRANSFEREES, INCLUDE:; provided that, [Hologen][MeiraGTx] is and shall remain obligated for and will be deemed to have guaranteed, the performance by the Adhering Party of any and all of the obligations of the Adhering Party under the Agreement]. The Adhering Party acknowledges that it has received and reviewed a complete copy of the Agreement and of the Articles. The Adhering Party agrees and undertakes to exercise all rights and perform all obligations in a manner consistent with the exercise of such rights (including with respect of voting) and performance of such obligations by [Hologen][MeiraGTx].

2.

Warranties. (a) Each of [Hologen][MeiraGTx] and the Adhering Party warrants to [Hologen][MeiraGTx] and the Company that the warranties made by [Hologen][MeiraGTx] in Section 19 to the Agreement are true and correct as of the date of this Deed with respect to [Hologen][MeiraGTx] and the Adhering Party (i.e., all references in such warranties to a warranting party will be deemed to refer to each of [Hologen][MeiraGTx] and the Adhering Party), and (b) each of [Hologen][MeiraGTx] and the Adhering Party additionally and severally warrants to [Hologen][MeiraGTx]  that either the Adhering Party is a Permitted Transferee or the Transfer of Shares to the Adhering Party has complied with all applicable provisions in Section 15 of the Agreement.

3.	Notices. For purposes of Section 23.2 of the Agreement, the notice information of the Adhering Party shall be (subject to the provisions of such Section 23.2):

Name: [Name of Adhering Party]

Address: [Address]

Attention: [Name; Title]

4.

Governing Law. This Deed and its enforcement shall be governed by, and construed and enforced in accordance with, the laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of laws of any jurisdiction other than those of England and Wales.

5.

Counterparts. This Deed may be executed in more than one counterpart, each of which upon execution and delivery will constitute an original and all of which when taken together will constitute one agreement.

6.	Other Terms and Agreements. Sections 1, 22 and 23 of the Agreement are deemed to be incorporated in this Deed and shall apply mutatis mutandis.

Executed as a DEED by

[Adhering Party]
Director
acting by a director in the presence of:

Witness’ signature:

Name (print):

Occupation:

Address:

[Remainder of Page Left Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties intending to be bound have caused this Agreement to be executed and delivered as a DEED on the date specified at the beginning of this Agreement by their duly authorized representatives.

Executed as a DEED by	/s/Andrew Henton

Hologen Limited
Director
acting by a director in the presence of:

Witness’ signature:	/s/ Jamie Oldfield

Name (print):	Jamie Oldfield

Occupation:	[***]

Address:	[***]

[Signature page to Framework Agreement]

Executed as a DEED by	/s/ Andrew Henton

Hologen Neuro AI Limited
Director
acting by a director in the presence of:

Witness’ signature:	/s/ Jamie Oldfield

Name (print):	Jamie Oldfield

Occupation:	[***]

Address:	[***]

[Signature page to Framework Agreement]

Executed as a DEED by	/s/ Alexandria Forbes

MeiraGTx Neuro UK Limited
Director
acting by a director in the presence of:

Witness’ signature:	/s/ Robert Wollin

Name (print):	Robert Wollin

Occupation:	[***]

Address:	[***]

[Signature page to Framework Agreement]

Executed as a DEED by	/s/ Alexandria Forbes

MeiraGTx Holdings plc
Director
acting by a director in the presence of:

Witness’ signature:	/s/ Robert Wollin

Name (print):	Robert Wollin

Occupation:	[***]

Address:	[***]

[Signature page to Framework Agreement]